DEFINITIVE JOINT VENTURE AGREEMENT

by and between

LIVESTAR ENTERTAINMENT GROUP, INC.

and

GLOBAL BANCORP, INC.

December 28, 2004

DEFINITIVE JOINT VENTURE AGREEMENT

This DEFINITIVE JOINT VENTURE AGREEMENT ("AGREEMENT") is made as of December 28, 2004, by and between GLOBAL BANCORP, INC., a Nevada corporation ("GBBI"), and LIVESTAR ENTERTAINMENT GROUP, INC., a Nevada corporation ("LVSG"). GBBI and LVSG are hereunder also referred to collectively as the "PARTIES" and individually as a "PARTY."

A. LVSG is an entertainment holding company currently transitioning to a holding company structure.

B. GBBI is development company with a focus on advanced digital media technologies including Video on Demand, Voice Over Internet (“VoIP”), and a smart card bank platform for future integrated commerce and e-commerce applications such as Web-Enabled ATMs (personal banking in the home).

C. The Parties desire to form a joint venture to pursue the Business, as hereafter defined.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

1.1 "AFFILIATE" means any Person: (a) that is controlled by, controls, or is under common control with a Party (collectively, a "CONTROLLED PERSON"); or (b) that is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues; provided, however, that for purposes of Section 3.2 Affiliates of LVSG shall include Persons in which LVSG owns, directly or indirectly, at least thirty percent (30%) of the outstanding voting shares, regardless of whether such control actually exists. For purposes of this definition, "CONTROL" shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2 "APPLICABLE LAW" means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

        1.3 "BOARD" means the board of directors of the Company.

        1.4 "BUSINESS" means the business of the Company as described herein.

        1.5 "BUSINESS DAY" means a day on which commercial banks in Nevada.

        1.6 "CLOSING DATE" is defined in Section 3.2.

1.7 "COMMON STOCK" means common stock of the Company as authorized by the Articles.

        1.8 "COMPANY" is defined in Section 3.1.

1.9 "COMPANY INTEREST" means, as to any Person, the percentage interest represented by the Securities then held by such Person divided by all then outstanding Securities (on an as-converted to Common Stock basis).

        1.10 "CONFIDENTIAL INFORMATION" is defined in Section 5.1.

        1.11 "DISCLOSING PARTY" is defined in Section 5.1.

        1.12 "EFFECTIVE DATE" means the date of this Agreement.

        1.13 "ESTABLISHMENT DATE" is defined in Section 3.1.

1.14 "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

        1.15 "LAUNCH DATE" is defined in Section 3.1.

        1.16 "PARTY" and "PARTIES" are defined in the opening paragraph of this Agreement.

1.17 "PERSON" means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association.

        1.18 "PRESIDENT" means the president of the Company.

        1.19 "RECEIVING PARTY" is defined in Section 5.1.

1.20 "SECURITIES" means all outstanding shares of Common Stock, and any other equity securities of the Company or instruments exercisable for or convertible into Common Stock.

        1.21 "TERRITORY" means the world.

        1.22 "TERM" is defined in Section 7.1.

1.23 "TRANSACTION DOCUMENTS" means this Agreement, the Asset Purchase Agreement.

        1.24 "TRANSFERRED SHARES" is defined in Section 3.2.

1.25 "ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement to be entered into between GBBI and the Company on the Closing Date in the form of attached Exhibit 1.0.

2. PURPOSE OF JOINT VENTURE

The Parties hereby associate themselves in a joint venture relationship which shall have as its principal purpose the establishment and development of the Business. The Business will be limited initially to (1) developing, marketing and providing of a Voice Over IP service (“VoIP”) throughout the world, with initial rollout in Canada and the United States and (2) activities incidental thereto.

3. ESTABLISHMENT AND CAPITALIZATION OF THE COMPANY

        3.1 Establishment. The Parties agree that the joint venture contemplated by this Agreement shall be carried out exclusively through a newly-formed Nevada corporation initially established by both LVSG and GBBI (the "COMPANY"). The Company's corporate name shall be VOXBOX Telecom, Inc. The Parties shall use commercially reasonable efforts to cause the Establishment Date to occur on or before February 1, 2005 and the Launch Date to occur on or before a date to be agreed upon by the Parties after mutual discussions. For the purposes of this Agreement, "ESTABLISHMENT DATE" means the date on which the Company is established and "LAUNCH DATE" means the date on which the Company commences commercial operations.

        3.2 Capitalization.

            (a) Initial Capitalization. The Company shall, as of the Establishment Date, have authorized capital stock consisting of two classes of shares designated as Preferred Stock and Common Stock. The Company's initial equity shall be funded as follows:

                (i) GBBI Initial Subscription. On or prior to the Establishment Date, GBBI shall subscribe for 10,000 shares of Common Stock, representing a one-hundred-percent (100%) Company Interest, for an aggregate purchase price of the transfer of the rights to the VOXBOX service.

                (ii) LVSG Purchase. On a date within fifteen (15) days after the Establishment Date mutually agreed by the Parties (the "CLOSING DATE"),

•
(a)GBBI shall (x) sell to LVSG, and LVSG shall purchase from GBBI, 800 shares of Common Stock representing a four percent (4%) Company Interest (the "TRANSFERRED SHARES") for an aggregate purchase price of $40,000 USD which the parties acknowledge will be paid to GBBI by LVSG. ($4950 USD has been paid in advance to GBBI prior the date of this Agreement and the balance of $35,050 USD will be owing to GBBI to be paid by June 28, 2005).

•
(b) On or prior to the Closing Date, LVSG shall subscribe for 8,400 shares of Common Stock, representing a forty five-percent (46%) Company Interest the (“Financing Purchase Shares”), for an aggregate purchase price of $420,000 USD in financing for the Company (the “Financing Purchase Price”).

o	LVSG shall provide the Company with the Financing Purchase Price $420,000.00 USD) as per 12 monthly payments of $35,000 USD as per the following schedule (the “Financing Schedule”):
o	January 28, 2005
o	February 28, 2005
o	March 28, 2005
o	April 28, 2005
o	May 28, 2005
o	June 28, 2005
o	July 28, 2005
o	August 28, 2005
o	September 28, 2005
o	October 28, 2005
o	November 28, 2005
o	December 28, 2005

•
The Parties agree that if required by that LVSG may forward the Financing Purchase Price in lesser or greater amounts and at more frequent or less frequent times as per the above Financing Schedule. The parties agree that if by June 28, 2005 LVSG has not provided a minimum of $140,000 of the Financing Purchase Price that the Company will have the right to seek third party financing to acquire the pro-rated balance of the Financing Purchase Shares from LVSG that LVSG has not forwarded the subsequent pro-rated Financing Purchase Price to the Company up to the date of the Deficient Payments Notice. If the Company elects to seek third party financing it will issue to LVSG a written notice of such election herein referred to as a “Deficient Payments Notice”. LVSG will have the right to maintain its rights to the Financing Purchase Shares by advancing to the Company the amount equal to the Financing Purchase Price it should have made at the time of receipt of the Deficient Payment Notice plus the early advancement of the next payment as per the Financing Schedule within 15 days of the receipt of the Deficient Payments Notice.

•
If LVSG is not able to comply with the terms of Deficient Payments Notice. GBBI will have the right to sell to a third party the prorated portion of the Financing Purchase Shares issued to LVSG that LVSG has not forwarded the respective Financing Purchase Price for.

            (b) Certain Deliveries. On or before the Closing Date, and as a condition to the purchase and sale of the Transferred Shares and the Financing Purchase Shares:

                (i) the Establishment Date shall have occurred;

                (ii) GBBI and the Company shall have executed and delivered the Asset Purchase Agreement to the Company and LVSG;

                (v) each Party shall have received one original of each of the fully executed Transaction Documents.

            (c) Delivery of Share Certificates and Stock Powers. Promptly after the Closing Date, the Company shall:

(i) deliver to GBBI share certificates representing the shares of Common Stock purchased by GBBI pursuant to this Section 3.2, and;

(ii) deliver to the attorney of the Company certificates representing the shares of Common Stock purchased by LVSG pursuant to this Section 3.2, the representing the Financing Purchase Shares purchased by LVSG will be held in escrow with the attorney for the Company and delivered prorated to LVSG in increments as the Purchase Price funds are received by the Company from LVSG, and;

(iii) on or before the Closing LVSG will also deliver to the attorney of the Company signature guaranteed stock powers (the “Stock Powers”) the Stock Powers will be used to allow transfer of the certificates issued to LVSG only in the event LVSG does not take possession of the certificates due its unforeseen inability to complete the Financing Purchase Price as described in this Section 3.2.
3.3 Financial Assistance.

            (a) Financial Assistance. The Board may, by written notice to the Parties pursuant to the terms of this Agreement, request that the Parties provide additional financial assistance to the Company, including in the form of credit support or loans, and, in such event, if such Party agrees to provide such additional financial assistance (either directly or through its designees to the Board), such Party shall make such financial assistance available to the Company pro rata in accordance with its respective Company Interest and the Company Interests of all Parties so approving such financial assistance.

4. OPERATION AND MANAGEMENT OF THE COMPANY

    4.1 Operation of the Company. Each Party agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including, without limitation, to vote all Securities held by it to effect the terms hereof.

    4.2 Board of Directors. The Company will be managed by the Board in accordance with the terms of this Agreement and Applicable Law. The Board shall initially consist of five (2) Directors, one (1) of whom shall be appointed by LVSG and one (1) of whom shall be appointed by GBBI.

    4.3 Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with Applicable Law. In addition, each Party having the right to appoint a Director pursuant to this Section 4 shall also have the right, in its sole discretion, to remove such Director at any time, effective upon delivery of written notice to the Company, the Director to be removed and to the other Party. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that appointed the Director in question.

    4.4 Board Meetings. The President shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings. Directors may attend Board meetings in person or by any other means of attendance permitted under the Bylaws of the Company, provided, however, that (a) the Board shall meet at least once during each annual fiscal period and (b) written notice of all Board meetings shall be given in accordance with the Bylaws

    4.5 Board Quorum; Resolutions. A quorum shall be deemed to exist for purposes of Board actions in accordance of the Bylaws of the Company Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4.5 is present.

    4.6 Shareholders' Meetings. Shareholders of the Company shall receive notice of each shareholders' meeting in accordance with the Company Bylaws. The Company shall have at least one shareholders' meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board.

    4.7 Financial Statements and Accounting Records. All financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and in reasonable detail, and shall contain such financial data as LVSG and GBBI may deem necessary in order to keep the Parties advised of the Company's financial status. The Company shall, at LVSG's request, provide LVSG with such financial information as LVSG may reasonably deem necessary for purposes of complying with its periodic reporting obligations under U.S. securities law and shall cooperate with LVSG in connection therewith, including cooperating with the Company's accounting firm in preparing quarterly financial statements requested by LVSG; provided, that LVSG shall bear any costs incurred in preparing or providing such information, including, without limitation, in preparing quarterly financial statements for the Company and reconciling the Company's financial statements with U.S. generally accepted accounting principles for such purposes.

    4.8 Right of Inspection. During the regular office hours of the Company, and upon reasonable notice to the Company, each Party that maintains at least a twenty percent (20%) Company Interest shall have (a) full access to all properties, books of account, and records of the Company, and (b) the right to make copies from such books and records at its own expense. Any information obtained by the Parties through exercise of rights granted under this Section 4.8 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 5.1.

5. ADDITIONAL COVENANTS

    5.1 Confidentiality.

        (a) The Parties recognize that, in connection with the performance of this Agreement, each Party (in such capacity, the "DISCLOSING PARTY") may disclose "Confidential Information" (as defined below) to the other Party (the "RECEIVING PARTY"). For purposes of this Agreement "CONFIDENTIAL INFORMATION" means (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party's business or (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure. "Confidential Information" shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party; or (D) has been independently developed by the Receiving Party. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agent, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party's Confidential Information.

(        b) Each Party acknowledges and agrees that (i) its obligations under this Section 5.1 are necessary and reasonable to protect the other Party and its business, (ii) any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and (iii) as a result, the other Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Section 5.1 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 5.1 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this Agreement.

    5.2 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including, without limitation, by the U.S. Securities and Exchange Commission (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, (d) in connection with a merger, acquisition or proposed merger or acquisition, or (e) pursuant to joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

    5.3 Noncompetition. During the Term, neither Party shall, directly or (other than through the Company) indirectly compete with the Company and its Business. In the event that this Agreement is terminated due to a Party's breach (including, without limitation, the breaching Party's obligations pursuant to this Section 5.3 shall remain in effect for a period of twenty-four (24) months following such termination.

    5.4 Regulatory Approvals. Each Party shall provide such assistance as the other Party may reasonably request in connection with such consents and approvals as may be necessary or appropriate in order to consummate the transactions contemplated under the Transaction Documents.

6. WARRANTIES OF THE PARTIES

    6.1 Warranties of LVSG. LVSG hereby represents and warrants to GBBI that, as of the Effective Date and as of the Closing Date, the following statements are and shall be true and correct:

        (a) Organization. LVSG is a corporation duly organized and validly existing under the laws of Nevada, and has the corporate power and authority to enter into and perform this Agreement.

        (b) Authorization. All corporate action on the part of LVSG necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of LVSG.

        (c) Government and Other Consents. Other than any licenses, permits, certifications or authorizations which may be required in connection with the Business, as to which LVSG makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with LVSG's execution, delivery and performance of this Agreement, or if any such consent is required, LVSG has satisfied the applicable requirements.

        (d) Effect of Agreement. LVSG's execution, delivery and performance of this Agreement will not (i) violate the Articles of Incorporation of LVSG or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to LVSG, (iii) have any effect on the compliance of LVSG with any applicable licenses, permits or authorizations which would materially and adversely affect LVSG, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which LVSG is a party and which would materially and adversely effect LVSG, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of LVSG; provided, however, that regulatory approval may be required in connection with conducting the Business and LVSG makes no representation with respect to any such approvals.

        (e) Litigation. There are no actions, suits or proceedings pending or, to LVSG's knowledge, threatened, against LVSG before any Governmental Authority which question LVSG's right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

    6.2 Warranties of GBBI. GBBI hereby represents and warrants to LVSG that, as of the Effective Date and as of the Closing Date, the following statements are and shall be true and correct:

        (a) Organization. GBBI is a corporation duly organized and validly existing under the laws of Nevada. GBBI has the corporate power and authority to enter into and perform this Agreement and the Asset Purchase Agreement.

        (b) Authorization. All corporate action on the part of GBBI necessary for the authorization, execution and delivery of this Agreement and the Asset Purchase Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and the Asset Purchase Agreement, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of GBBI.

        (c) Government and Other Consents. Other than any licenses, permits or authorizations which may be required in connection with the Business, as to which GBBI makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with GBBI's execution, delivery and performance of this Agreement or the Asset Purchase Agreement, or if any such consent is required, GBBI has satisfied any applicable requirements.

        (d) Effect of Agreement. GBBI's execution, delivery and performance of this Agreement and the Asset Purchase Agreement will not (i) violate the Certificate of Incorporation of GBBI or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to GBBI, (iii) have any effect on the compliance of GBBI with any applicable licenses, permits or authorizations which would materially and adversely affect GBBI, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which GBBI is a party and which would materially and adversely affect GBBI, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of GBBI; provided, however, that regulatory approvals may be required in connection with conducting the Business and GBBI makes no representation with respect to any such approvals.

        (e) Litigation. There are no actions, suits or proceedings pending or, to GBBI's knowledge, threatened, against GBBI before any Governmental Authority which question GBBI's right to enter into or perform this Agreement or the Asset Purchase Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

7. TERM AND TERMINATION

    7.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 7.2 (the "TERM").

    7.2 Termination. This Agreement may be terminated as follows:

        (a) Upon the mutual written agreement of LVSG and GBBI.

        (b) By either LVSG or GBBI, effective immediately upon written notice to the other Party, if the other Party breaches any material provision of this Agreement or of any of the other Transaction Documents and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

        (c) By either LVSG or GBBI, effective immediately upon written notice to the other Party and the Company, in the event that the other Party is dissolved, liquidated or declared bankrupt or a voluntary or involuntary bankruptcy filing is made by such Party.

    7.3 Effect. Upon termination of this Agreement, the Parties shall negotiate in good faith a possible purchase by one or more Parties of all outstanding Securities held by the other Parties or the sale of the Company to a third party. In the event that, notwithstanding their good faith negotiations, the Parties are unable to agree upon such a purchase or sale within thirty (30) days of the notice of termination, the Parties shall cooperate to cause the Company to be liquidated as promptly as practical in accordance with Applicable Law. The rights and obligations of the Parties under Sections 5.1, 5.2, 5.3 (to the extent provided therein), this Section 7.3, and Sections 7.4, 7.5 and 8 shall survive any termination of this Agreement.

   7.4 Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

    7.5 Continuing Liability. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

8. GENERAL PROVISIONS

    8.1 Governing Law. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Nevada.

    8.2 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile on the date of transmission with receipt of a transmittal confirmation, (c) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (d) if by courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to LVSG:

LiveStar Entertainment Group, Inc.
Suite 400 62 West 8th Ave.
Vancouver, B.C.
V5Y 1M&
Attention: Ray Hawkins

If to GBBI:

                GLOBAL BANCORP, Inc.
            Suite 400 62 West 8th Ave.
            Vancouver, B.C.
    V5Y 1M7
                                    Attention: Romeo (Ray) Prescott

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 8.2.

    8.3 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement.

    8.4 References; Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

    8.5 Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

    8.6 Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All such expenses incurred by the Company shall be borne by the Company to the maximum extent permitted by Applicable Law including, without limitation, expenses relating to the formation of the Company, any transfer taxes for transfer of the Company stock to the Parties, registration charges, taxes, fees and expenses relating to required governmental or regulatory approvals, notary fees and legal fees and expenses.

     8.7 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

    8.8 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

    8.9 Assignment. Neither Party shall assign this Agreement (a) without the other Party's prior written consent, except that a Party may assign this Agreement to a Person into which such Party has merged or which has otherwise succeeded to all or substantially all of such Party's business or assets and (b) which has assumed in writing or by operation of law, the assigning Party's obligations under this Agreement, provided, however, that the assigning Party shall remain liable for the assignee's performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

    8.10 No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for any purpose or in any sense whatsoever.

    8.11 No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

    8.12 Effective Date of Transaction Documents. The Transaction Documents other than this Agreement shall become effective concurrently with consummation, on the Closing Date, of the transactions described in Section 3.2.

    8.13 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

LIVESTAR ENTERTAINMENT GROUP, INC.	GLOBAL BANCORP, Inc.

By: Ray Hawkins	By: Ray Prescott
Ray Hawkins	Ray Prescott
President and CEO	President and CEO

EXHIBIT 1.0

Asset Purchase Agreement
By and Between
Global Bancorp, Inc. and VOXBOX Telecom, Inc.